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                                                                     Exhibit 2.1

                                MERGER AGREEMENT
                 BETWEEN MARCUS CABLE HOLDINGS, LLC AND CHARTER
                          COMMUNICATIONS HOLDINGS LLC


         This Merger Agreement (this "AGREEMENT") is entered into as of this 31st day of March 1999, by and between MARCUS CABLE HOLDINGS, LLC ("MCH") and CHARTER COMMUNICATIONS HOLDINGS LLC ("CCH").

                                    RECITALS

                  WHEREAS, MCH is a limited liability company organized under the laws of the State of Delaware;

                  WHEREAS, CCH is a limited liability company organized under the laws of the State of Delaware; and

                  WHEREAS, MCH and CCH intend to merge into a single entity pursuant to this Agreement and the applicable laws of the State of Delaware, and for the surviving entity to be a limited liability company.

                  NOW THEREFORE, MCH and CCH hereby agree that MCH shall be merged (the "MERGER") with and into CCH in accordance with the applicable laws of the State of Delaware, with CCH being the surviving entity (which, in its capacity as the surviving entity, is sometimes referred to herein as "SURVIVING LLC"), that the name of the surviving entity shall not be changed as a result of the Merger, and that the terms and conditions of the Merger and the mode of carrying it into effect shall be as follows:

         1. Effective Date. The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "EFFECTIVE DATE").

         2. Certificate of Formation. The Certificate of Formation of CCH is not amended by this Agreement, and shall be the Certificate of Formation of Surviving LLC from and after the Effective Date, subject to the right of Surviving LLC to amend its Certificate of Formation in accordance with the laws of the State of Delaware.

         3. Equity Interests of MCH. Each 1% membership interest of MCH ("MCH INTEREST") prior to the Merger shall be converted into 883,227.165 membership units of the Surviving LLC ("SURVIVING LLC UNITS"), such that following the Merger, Marcus Cable Properties LLC, a Delaware limited liability company shall hold 3,337,362.2 Surviving LLC Units, and Vulcan Cable, Inc., a Washington corporation, shall hold 84,985,354.3 Surviving LLC Units.

         4. [INTENTIONALLY OMITTED]
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         5. Effect of the Merger. On the Effective Date, the separate existence of MCH shall cease, and it shall be merged with and into Surviving LLC. All the property, real, personal and mixed, of each of MCH and CCH, and all debts due to either of them, shall be transferred to or retained in, as the case may be, and vested in Surviving LLC, without further act or deed. Surviving LLC shall thenceforth be responsible and liable for all the liabilities and obligations of each of MCH and CCH, and any claim or judgment against either of MCH or CCH may be enforced against Surviving LLC.

         6. Approvals. This Agreement shall be submitted for the requisite approvals to be obtained by MCH and by CCH in accordance with their respective governing documents and in accordance with the laws of the State of Delaware.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

         8. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

         9. Sections and Headings. The division of this Agreement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.


                                  MARCUS CABLE HOLDINGS, LLC

                                  By: MARCUS CABLE PROPERTIES, L.L.C.
                                        By: Marcus Cable Properties, Inc.
                                        Its: Manager

                                        By: /s/ Ralph Kelly
                                            ------------------------------------
                                              Ralph Kelly
                                              Vice President and Asst. Secretary


                                  CHARTER COMMUNICATIONS HOLDINGS LLC


                                  By: /s/ Curtis S. Shaw
                                      ------------------------------------------
                                      Name:  Curtis S. Shaw
                                      Title: Senior Vice President